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                                   EXHIBIT 5.1

                          OPINION OF COOLEY GODWARD LLP

February 5, 2001


Inhale Therapeutic Systems, Inc.
150 Industrial Road
San Carlos, CA 94070

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Inhale Therapeutic Systems, Inc, a Delaware corporation (the "Company"), of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering up to 82,283 shares of the Company's Common Stock, $.001 par value (the "Shares"), for issuance pursuant to the Company's assumption of such options issued under the Bradford Particle Design plc Approved Employee Share Option Scheme, The Bradford Particle Design plc Unapproved Employee Share Option Scheme, that certain Agreement Granting Options between Mr. Joseph F. Bohan and Bradford Particle Design plc dated November 5, 1999, that certain Agreement Granting Options between Mr. Joseph F. Bohan and Bradford Particle Design plc dated October 27, 2000, that certain Agreement Granting Options between Dr. Boris Shekunov and Bradford Particle Design plc dated October 13, 1999 and that certain Agreement Granting Options between Mrs. Madge Hollowood and Bradford Particle Design plc dated October 13, 1999 (collectively, the "Option Agreements") and assumed pursuant to the terms of the Purchase Offer by which the Company acquired all of the issued share capital of Bradford effective January 8, 2001.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, and Bylaws, as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Option Agreements, and the options granted thereunder will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP


/s/ Mark P. Tanoury
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Mark P. Tanoury